Exhibit 99.1

Receptos Provides Development Updates and Reports Third Quarter 2014 Financial Results

- Recent positive Phase 2 induction results for TOUCHSTONE trial of RPC1063 in ulcerative colitis (UC) support initiation of broad program in inflammatory bowel disease -

- Enrollment in first Phase 3 trial of RPC1063 in RMS proceeding on schedule -

- Receptos plans to initiate second Phase 3 trial in RMS, Phase 3 program in UC and Phase 2 program in Crohn’s disease -

- Conference Call Today at 8 a.m. Eastern Time -

San Diego, CA, November 4, 2014 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today provided development program updates and announced financial results for the third quarter ended September 30, 2014.

“With the positive results of the TOUCHSTONE Phase 2 trial of RPC1063 that we announced last week, we plan to move forward with a full Phase 3 program in ulcerative colitis as well as a Phase 2 trial in Crohn’s disease,” said Faheem Hasnain, Chief Executive Officer of Receptos. “With a strong balance sheet and full ownership of the program, we are well positioned to execute on the development plan for RPC1063 in RMS and inflammatory bowel disease, as well as to continue to drive progress with our pipeline programs.”

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis (RMS)

•	In June, Receptos announced positive top-line results of the Phase 2 portion of the RADIANCE trial of RPC1063 in RMS. In September, the Company presented detailed data from the Phase 2 portion of RADIANCE at a late breaker oral podium presentation at MS Boston 2014, a joint meeting of ACTRIMS and ECTRIMS. The trial met the primary endpoint, reduction in MRI brain lesion activity, as well as key secondary MRI-based endpoints. The overall safety profile of RPC1063 was consistent with the results of prior trials, and continues to support differentiation against other oral agents for the treatment of RMS. Receptos is currently enrolling the first of two Phase 3 trials under a Special Protocol Assessment with the FDA and plans to initiate the second Phase 3 trial in the coming months.

RPC1063 in Ulcerative Colitis (UC)

•	On October 27, 2014, Receptos reported positive Phase 2 results for the induction period of the TOUCHSTONE trial of RPC1063 in patients with moderately-to-severely active UC. The study met the primary efficacy and all secondary endpoints with statistical significance for patients on the 1 mg dose after 8 weeks of treatment. Safety data were consistent with the favorable profile observed in the Phase 2 trial in RMS. The 24-week maintenance portion of the trial is ongoing and is expected to be completed in 2015.

•	Based on the positive TOUCHSTONE trial, the Company plans to initiate a Phase 3 program in UC and Phase 2 program in Crohn’s disease in 2015.

RPC4046 in Eosinophilic Esophagitis (EoE)

•	In September, Receptos enrolled the first patient into the Phase 2 HEROES trial of RPC4046, Receptos’ development candidate for eosinophilic esophagitis (EoE). EoE is a GI-related immunological indication with high unmet need. RPC4046 is a humanized monoclonal antibody directed against interleukin-13 (IL-13), a target which has been validated in other related allergic indications.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•	Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule, positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes. Internally developed, orally administered lead compounds have shown single agent glucose lowering and weight loss effects in a diabetic disease model as well as activity that is synergistic with metformin in combination studies. Receptos expects to identify a lead candidate in 2015 and expects to subsequently initiate IND-enabling studies.

Upcoming milestones

•	1H 2015: Presentation at major scientific meeting(s) of detailed induction results for the TOUCHSTONE Phase 2 trial of RPC1063 in patients with moderately-to-severely active UC

•	2H 2015: Top-line results of exploratory maintenance portion of TOUCHSTONE Phase 2 trial of RPC1063 in patients with moderately-to-severely active UC

•	1H 2016: Top-line results of Phase 2 HEROES trial of RPC4046, Receptos’ development candidate for eosinophilic esophagitis (EoE)

Financial highlights for the three months ended September 30, 2014

•	Total revenues for the third quarter of 2014 were $3.5 million, compared to $1.1 million for the third quarter of 2013. Revenue during these periods consisted primarily of amortization of upfront fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received under our collaborative arrangements. The increase in our collaborative revenues in comparison to the prior year primarily reflects the receipt of $1.3 million associated with a technology transfer milestone payment received in connection with the amended collaboration agreement with Ono Pharmaceutical Co., Ltd.

•	Total operating expenses for the third quarter of 2014 were $33.4 million, compared to $16.6 million for the third quarter of 2013.

•	Research and development (“R&D”) expenses were $29.3 million for the third quarter of 2014 compared to $13.5 million for the third quarter of 2013. The increase in R&D costs is primarily related to costs associated with the initiation of the Phase 3 trial of RPC1063 in RMS as well as the initiation of the Phase 2 trial of RPC4046 in EoE.

•	General and administrative (“G&A”) expenses were $4.1 million for the third quarter of 2014 compared to $3.1 million for the third quarter of 2013. The increase in G&A expenses is primarily related to the increase in our stock-based compensation expense.

•	Net loss attributable to common shareholders was $32.2 million, or $1.19 per share, for the third quarter of 2014 compared to $15.6 million, or $0.88 per share, for the third quarter of 2013. Net loss for the quarter included stock-based compensation expense of $3.1 million.

•	Receptos had $302.9 million in cash, cash equivalents and short-term investments, and approximately 28.5 million shares of common stock outstanding on a fully diluted basis as of September 30, 2014. The cash balance reflects the paydown in the third quarter of 2014 of the Company’s debt balance associated with its credit and security agreement with MidCap Funding III, LLC.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the third quarter 2014 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), participant code 13299476. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 13299476.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Patents supporting RPC1063 were exclusively licensed to Receptos from The Scripps Research Institute (TSRI).

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the sufficiency of the Company’s capital position over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the completion of clinical trials and availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for RPC1063, RPC 4046 and the GLP-1 positive allosteric modulator program, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Collaborative revenue	$3,450	$1,142	$5,900	$3,868
Operating expenses:
Research and development	29,280	13,500	69,695	30,961
General and administrative	4,094	3,050	10,616	5,701

Total operating expenses	33,374	16,550	80,311	36,662

Loss from operations	(29,924)	(15,408)	(74,411)	(32,794)
Interest income	122	2	271	8
Interest and other expense	(2,363)	(159)	(2,679)	(290)

Net loss	(32,165)	(15,565)	(76,819)	(33,076)
Preferred stock deemed dividend	—	—	—	(2,056)

Net loss attributable to common stockholders	($32,165)	($15,565)	($76,819)	($35,132)

Net loss per common share, basic and diluted	($1.19)	($0.88)	($3.27)	($3.54)

Shares used to compute net loss per common share, basic and diluted	27,020	17,715	23,487	9,928

Note - The calculation of net loss per common share for the three and nine months ended September 30, 2013 includes the impact of the conversion of all of the Company’s then outstanding Series A and B convertible preferred stock into 9,644,000 shares of common stock in connection with our initial public offering in May 2013.

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

	As of September 30, 2014	As of December 31, 2013
Cash, cash equivalents and short-term investments	$302,857	$69,490
Working capital	286,398	54,263
Total assets	335,268	71,228
Term debt	—	4,915
Financing liability for leased facility	27,620	—
Total liabilities	48,066	20,433
Common stock and additional paid-in capital	460,010	146,698
Total stockholders’ equity	287,202	50,795